EXHIBIT 3.10

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF
CORAUTUS GENETICS INC.

          1.   Article III, Section 3.14 of the Bylaws is deleted in its entirety and replaced with the following:

“APPROVAL OF LOANS TO EMPLOYEES. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty, or assistance may reasonably be expected to benefit the corporation and is not prohibited by law.  The loan, guaranty, or other assistance may be with or without interest and may be unsecured, or secured in a manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in this section shall be deemed to deny, limit, or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.”

          2.   Article V, Section 5.1 of the Bylaws is deleted in its entirety and replaced with the following:

“OFFICERS .  The officers of the corporation shall be a chief executive officer, a president, a chief financial officer, one or more vice presidents, a secretary, and a treasurer.  The corporation may also have, at the discretion of the board of directors, a chairman of the board, a chief operating officer, one or more assistant vice presidents, assistant secretaries, treasurer, assistant treasurers, and such others officers as may be appointed by the board of directors from time to time in accordance with the provisions of Section 5.3 of these bylaws.  Any number of offices may be held by the same person.”

          3.   Article V, Section 5.3 of the Bylaws is deleted in its entirety and replaced with the following:

“SUBORDINATE OFFICERS.  The board of directors may appoint, or empower the chief executive officer to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.”

          4.  Article V, Sections 5.6 through  5.13 of the Bylaws are deleted in their entirety and replaced with the following:

“5.6  CHAIRMAN OF THE BOARD.  The chairman of the board, if such an officer be elected, shall, if present, preside at the meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws.

5.7 CHIEF EXECUTIVE OFFICER.  The chief executive officer, if elected, shall be the principal executive officer of the corporation and shall have general supervision, direction, and control of the business and the officers of the corporation.  He shall preside at all meetings of the shareholders and, in the absence or nonexistence of the chairman of the board, at all meetings of the board of directors.  He shall have the general powers and duties of management usually vested in a chief executive officer and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

5.8  PRESIDENT.  If no chief executive officer is elected, the president shall be the principal executive officer of the corporation and shall preside at meetings of the board of directors in the absence of the chairman of the board and the chief executive officer.  The president shall be subject to the control and direction of the chief executive officer and shall have such powers and perform such other duties as from time to time may be prescribed for him by the chief executive officer.

5.9   CHIEF OPERATING OFFICER.  The chief operating officer, if such an officer be elected, shall have general and active responsibility for the operations of the corporation.  The chief operating officer shall be subject to the control and direction of the chief executive officer and shall have the usual powers and duties incident to the position of chief operating officer of a corporation and such other powers and duties as from time to time may be assigned by the chief executive officer.

5.10  CHIEF FINANCIAL OFFICER.  The chief financial officer shall be charged with the management of the financial affairs of the corporation and shall cause to be maintained complete and true accounts of all financial transactions of the corporation. The chief financial officer shall render to the board of directors and the chief executive officer, whenever requested, an account of the financial condition of the corporation. The chief financial officer shall be subject to the control and direction of the chief executive officer and shall have the usual powers and duties incident to the position of chief financial officer of a corporation and shall have such other powers and duties as may be prescribed by the chief executive officer or these bylaws.

5.11 VICE PRESIDENT.  In the absence or disability of the president, the vice presidents, if any, in order of  their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president.  The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the chief executive officer or these bylaws.

5.12  SECRETARY.  The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and shareholders.  The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the board of directors required to be given by law or by these bylaws.  He shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or these bylaws.

5.13  ASSISTANT SECRETARY.  The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the chief executive officer or the stockholders may from time to time prescribe.

5.14  AUTHORITY AND DUTIES OF OFFICERS.  In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors or the stockholders.”

          5.   Except as otherwise expressly stated herein, all provisions of the Bylaws remain in full force and effect.